Exhibit 1

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

Farm Bureau 401(k) Savings Plan

Years Ended December 31, 2003 and 2002

Farm Bureau 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Board of Directors

Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for benefits of the Farm Bureau 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year as of December 31, 2003) is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/    Ernst & Young LLP

Des Moines, Iowa

May 14, 2004

Farm Bureau 401(k) Savings Plan

Statements of Net Assets Available for Benefits

	December 31,
	2003	2002
Assets
Investments:
Mutual funds, at fair value	$46,046,135	$22,730,560
Pooled investment trust, at fair value	13,660,563	9,998,147
Group flexible premium deferred annuity	12,680,162	7,147,954
Notes receivable from participants	1,493,705	1,428,212

Total investments	73,880,565	41,304,873

Contribution receivables:
Employer	8,394	2,501
Participants	2,143	2,998

Total contribution receivables	10,537	5,499

Cash	—	4
Amount receivable from pending investment trades	146,043	—
Accrued investment income receivable	247,982	345

Total assets	74,285,127	41,310,721

Liabilities
Amount payable for pending investment trades	—	78,355
Other	1,017	—

Total liabilities	1,017	78,355

Net assets available for benefits	$74,284,110	$41,232,366

See accompanying notes.

Farm Bureau 401(k) Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2003	2002
Additions:
Investment income:
Interest	$631,739	$423,372
Dividends	933,376	556,476
Net unrealized and realized gains (losses) on investments	11,917,458	(2,216,460)

	13,482,573	(1,236,612)

Contributions:
Employees	6,983,370	5,361,623
Employer	3,434,302	2,805,256
Rollovers from other plans	909,689	603,230
Transfers in from other plans	16,057,519	1,913,006

Total additions	40,867,453	9,446,503

Deductions:
Benefits paid to participants	(7,805,909)	(2,006,377)
Administrative expenses	(9,800)	(9,800)

Total deductions	(7,815,709)	(2,016,177)

Net additions	33,051,744	7,430,326

Net assets available for benefits at beginning of year	41,232,366	33,802,040

Net assets available for benefits at end of year	$74,284,110	$41,232,366

See accompanying notes.

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements

1. Significant Accounting Policies

Investments in mutual funds are stated at fair market value, based on the latest quoted market price. The pooled investment trust is stated at fair market value, based on the latest quoted market price of the investments (principally common stock of FBL Financial Group, Inc.) held within the fund. Investment in group flexible premium deferred annuity, which is considered a fully benefit-responsive contract, is valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate used is the Wells Fargo prime lending rate at the origination of the loan. Interest rates on loans outstanding at year end ranged from 4.25% to 10.25% for 2003 and 4.25% to 9.50% for 2002.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

2. Description of the Plan

Farm Bureau 401(k) Savings Plan (the Plan) is a defined contribution plan which is designed to provide retirement benefits. The Plan covers substantially all employees of the Iowa Farm Bureau Federation and affiliated companies, the Arizona Farm Bureau Federation, the New Mexico Farm and Livestock Bureau, the Minnesota Farm Bureau Federation, the South Dakota Farm Bureau Federation, the Utah Farm Bureau Federation, the Kansas Farm Bureau, and the Nebraska Farm Bureau Federation (collectively, the Companies). Participants may contribute a portion of their compensation, pre-tax, to the Plan. The maximum amount contributed is determined by each participating company,

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Description of the Plan (continued)

currently set at 50% for all of the companies and additional limits are imposed by the Internal Revenue Service. Certain participating companies match employee contributions up to 4% of eligible compensation. Certain participating companies make non-elective contributions from 5% to 7% of eligible compensation.

The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

Employer-matching contributions for certain participating companies are invested in FBL Financial Group, Inc. common stock through ownership of units of a pooled investment trust. Participants own units of this trust rather than directly owning the stock. Participants are immediately fully vested in such contributions.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

Wells Fargo Bank N.A. is the Plan’s trustee and provides recordkeeping services to the Plan.

Although it has not expressed an intent to do so, the Companies have the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

The foregoing description of the Plan provides only general information. A more complete description of the Plan’s provisions may be obtained from the Plan administrator.

Effective January 1, 2003, the Plan was amended to add the Kansas Farm Bureau as a participating employer. Assets totaling $16,057,519 from the Kansas Farm Bureau Super Saver Retirement Savings Plan were transferred into the Plan. The assets transferred consisted of $15,869,764 of mutual funds and $187,755 of notes receivable from participants.

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Description of the Plan (continued)

During 2002, the assets of the Western Farm Bureau Management Corporation Voluntary Employee Savings Plan were transferred into the Farm Bureau 401(k) Savings Plan. Employees of Western Farm Bureau Management Corporation became employees of FBL Financial Group, Inc. and began contributing to the Farm Bureau 401(k) Savings Plan in 1998. Since then all previously contributed funds were held in the separate plan. The assets transferred consisted of $1,851,584 of investments and $61,422 of notes receivable from participants.

3. Investments

Contributions are invested in affiliated and unaffiliated mutual funds, a group flexible premium deferred annuity sponsored by or offered by the Companies and, as discussed above, a pooled investment trust which invests primarily in the common stock of FBL Financial Group, Inc. Participants may select the investments in which to invest their contributions. The mutual funds invest primarily in common stocks, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money market instruments. Participants electing to have contributions deposited into the group flexible premium deferred annuity receive interest at a rate determined by management of Farm Bureau Life Insurance Company, with a guaranteed minimum rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions ranged from 4.35% to 5.00% during 2003 and from 5.20% to 5.60% during 2002.

Participants who elect to purchase units in the pooled investment trust do so at the market price of the units when the trade is executed.

All investments are considered participant directed.

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Investments (continued)

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	December 31,
	2003	2002
EquiTrust Series Fund, Inc.:
Managed Portfolio (374,742 shares in 2003 and 246,916 shares in 2002)	$5,235,139	$2,841,999
Blue Chip Portfolio (261,870 shares in 2003 and 132,236 shares in 2002)	9,966,766	4,059,644
Value Growth Portfolio (398,316 shares in 2003 and 382,298 shares in 2002)	4,731,996	3,448,330
Fidelity Advisor Mid-Cap Fund (213,522 shares in 2003 and 143,980 shares in 2002)	4,750,861	2,224,488
Wells Fargo Large Company Growth Fund (157,508 shares in 2003 and 62,713 shares in 2002)	7,130,376	2,239,468
FBL Financial Group, Inc. common stock* (510,508 shares in 2003 and 502,758 shares in 2002)	13,171,106	9,788,698
Group flexible premium deferred annuity	12,680,162	7,147,954

*	The FBL Financial Group, Inc. common stock is owned indirectly through investment in a pooled investment trust.

During 2003 and 2002, the Plan’s investments (including investments purchased, sold as well as held during the year) increased (decreased) in fair value as follows:

	Year Ended December 31,
	2003	2002
Mutual funds	$10,936,203	$(1,688,597)
Pooled investment trust	981,255	(527,863)

	$11,917,458	$(2,216,460)

Farm Bureau 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Investments (continued)

On December 1, 2003, EquiTrust Money Market, Dreyfus Emerging Leaders Fund and the T. Rowe Price International Trust were eliminated from the Plan as investment options. Two new funds were offered as replacements, Vanguard Explorer Fund and the American EuroPacific Fund. Any amounts in the Dreyfus Emerging Leaders Fund and T. Rowe Price International Fund at December 1, 2003 were transferred to the Vanguard Explorer Fund and the American EuroPacific Fund, respectively. The balance in the EquiTrust Money Market Fund was transferred to the group flexible premium deferred annuity on December 1, 2003.

The Plan had open investment trades totaling $146,043 at December 31, 2003 and $(78,355) at December 31, 2002, which were settled during January of the next year. The investments and liability for the trades in process have been reflected in the statement of net assets available for benefits.

4. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated November 6, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan was amended subsequent to the IRS determination letter. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

5. Administrative and Operating Expenses

The Companies pay substantially all administrative and operating expenses of the Plan.

Supplemental Schedule

Farm Bureau 401(k) Savings Plan

E.I.N. 42-0331840

Plan #004

Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2003

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost (1)	Current Value
Participant directed:
	Mutual funds, at fair value:
EquiTrust Series Fund, Inc. (2)	High Grade Bond Portfolio		$3,487,516
EquiTrust Series Fund, Inc. (2)	Strategic Yield Portfolio		1,789,772
EquiTrust Series Fund, Inc. (2)	Managed Portfolio		5,235,139
EquiTrust Series Fund, Inc. (2)	Blue Chip Portfolio		9,966,766
EquiTrust Series Fund, Inc. (2)	Value Growth Portfolio		4,731,996
American Century Investments	Small Cap Value Fund		2,184,278
American Funds	Euro Pacific Growth Fund		1,749,995
Fidelity Investments	Fidelity Advisor Mid-Cap Fund		4,750,861
Van Kampen Investments	American Cap Comstock Fund		1,620,627
Vanguard	Explorer Fund		3,398,809
Wells Fargo, Inc. (2)	Wells Fargo Large Company Growth Fund		7,130,376

	Pooled investment trust investments, at fair value:
FBL Financial Group, Inc. (2)	FBL Financial Group, Inc. Common Stock		13,171,106
Wells Fargo, Inc. (2)	Short Term Investment Fund for EBT		489,457

Farm Bureau Life Insurance Company (2)	Group flexible premium deferred annuity		12,680,162

Various participants	Notes receivable, 4.25% – 10.25%, due through May 2012		1,493,705

Total investments			$73,880,565

(1)	Cost information is only required for non-participant directed investments.
(2)	The issuer is considered a party in interest to the Plan.